Exhibit 99.1

NuStar GP Holdings, LLC Beats Analysts’ Expectations for First Quarter 2009

Earnings and Announces Quarterly Distribution

Expect Record Earnings in 2009 Based on NuStar Energy L.P.’s Strong Outlook

SAN ANTONIO, April 30, 2009 – NuStar GP Holdings, LLC (NYSE:NSH) today announced earnings of $12.0 million, or $0.28 per unit, for the first quarter of 2009, which is higher than analysts’ estimates. These results compare to $15.0 million, or $0.35 per unit, earned in the first quarter of 2008. Distributable cash flow available to unitholders for the first quarter of 2009 was $18.3 million, or $0.43 per unit, compared to $16.2 million, or $0.38 per unit, for the first quarter of 2008.

With respect to the quarterly distribution to unitholders for the first quarter of 2009, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.43 per unit, which would equate to $1.72 per unit on an annual basis. This quarterly distribution represents an increase of $0.07 per unit, or 19.4 percent, over the $0.36 distribution for the first quarter of 2008 and is unchanged from the fourth quarter of 2008. The first quarter 2009 distribution will be paid on May 20, 2009, to holders of record as of May 8, 2009.

“First quarter 2009 earnings surpassed our expectations largely due to NuStar Energy L.P.’s better than expected results from all three of its business segments, transportation, storage and asphalt and fuels marketing. Looking forward, we are excited about the opportunity for record earnings and further distribution growth in 2009 based on NuStar Energy L.P.’s strong outlook,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC.

A conference call with management is scheduled for 3:30 p.m. ET (2:30 p.m. CT) today, April 30, 2009, to discuss the financial results for the first quarter of 2009. Investors interested in listening to the presentation may call 800/622-7620, passcode 94271957. International callers may access the presentation by dialing 706/645-0327, passcode 94271957. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 94271957. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargp.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, an 18.4 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargp.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2008 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended March 31,
	2009	2008
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$12,833	$15,754

General and administrative expenses	(757)	(742)
Other expense, net	(24)	—
Interest expense, net	(27)	(29)

Income before income tax (expense) benefit	12,025	14,983
Income tax (expense) benefit	(17)	20

Net income	$12,008	$15,003

Basic and diluted net income per unit	$0.28	$0.35

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$649	$1,014
General partner incentive distribution	6,929	5,188

General partner’s interest in earnings of NuStar Energy L.P.	7,578	6,202
Limited partner interest in earnings of NuStar Energy L.P.	5,976	10,273
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)

Equity in earnings of NuStar Energy L.P.	$12,833	$15,754

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,318	$1,211
Incentive distribution rights (Note 2):	6,929	5,718
Limited partner interest—common units	10,830	10,067

Total cash distributions from NuStar Energy L.P.	19,077	16,996
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(757)	(742)
Income tax (expense) benefit	(17)	20
Interest expense, net	(27)	(29)

Distributable cash flow	$18,276	$16,245

Common units outstanding at record date	42,503,784	42,500,990

Distributable cash flow per unit	$0.43	$0.38

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.43	$0.36

Total distribution	$18,277	$15,300

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended March 31,
	2009	2008
Net Income	$12,008	$15,003
Less equity in earnings of NuStar Energy L.P.	(12,833)	(15,754)
Plus cash distributions from NuStar Energy L.P.	19,077	16,996
Plus other expense, net	24	—

Distributable cash flow	18,276	16,245
Less cash distributions from NuStar Energy L.P.	(19,077)	(16,996)
Plus distributions of equity in earnings of NuStar Energy L.P.	12,833	15,754
Net effect of changes in operating accounts	2,079	(849)

Net cash provided by operating activities	$14,111	$14,154

2.	NuStar Energy L.P. allocated its net income for the first quarter 2008 to general and limited partners based upon the partnership interests outstanding as of March 31, 2008. NuStar Energy L.P. issued approximately 5.1 million common units in April 2008. Actual distribution payments from NuStar Energy L.P. are made within 45 days after the end of each quarter as of a record date that is set after the end of each quarter. As such, our portion of the actual cash payment made with respect to the first quarter 2008, including the incentive distribution rights, exceeded the net income allocated to us.